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FORM 4                                                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                                                                             Washington, D.C. 20549
__ Check this box if no longer
subject to Section 16. Form 4 or
Form 5 obligations may continue                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
See Instruction 1(b)
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)

1.  Name and Address of Reporting Person*

     Miller                 Phillip                  D.
2.  Issuer Name and Ticker or Trading Symbol

Alternate Marketing Networks, Inc. (ALTM)
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6. Relationship of Reporting Person to Issuer  (Check all
applicable)

     X     Director                           X  10% Owner
     X     Officer (give title below) __  Other (specify below)

Chairman/President/Chief Operating Officer


    (Last)                  (First)                   (Middle)


   One Ionia SW, Suite 520
3. IRS or Social Security
Number of Reporting
Person (Voluntary)


4. Statement for
 Month/Year


   September 2002



   (Street)

   Grand Rapids                                      MI                       49503

5.  If Amendment,
Date of Original
(Month/Year)
7.  Individual or Joint/Group Filing (Check all applicable)

   X  Form filed by One Reporting Person
  __  Form filed by More than One Reporting Person


(City)                                                    (State)                  (Zip)
Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


1.  Title of Security
     (Instr. 3)


2.  Trans-
     action
     Date


(Month/Day
/Year)
3.  Trans-
     action
     Code
     (Instr. 8)
4.  Securities Acquired (A)
     or Disposed of (D)
     (Instr. 3, 4 and 5)
5.  Amount of
     Securities
     Beneficially
     Owned at
     End of Month
     (Instr. 3 and 4)
6.  Ownership
     Form:
     Direct (D)
     or Indirect (I)
     (Instr. 4)
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7.  Nature of
     Indirect
     Beneficial
     Ownership
     (Instr. 4)





Code
    V

Amount
    (A)
or
    (D)

Price





Common Stock, par value $0.01 per share
9/6/02
P
V
1,100
A
$0.75

D




9/9/02
P
V
1,000
A
$0.74
776,553
D










82,500(1)
I
By Foundation






























































Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).                                       (Over)

Form 4 (continued)

Table II   Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)


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1.  Title of Derivative
Security
     (Instr. 3)
2.
Conversion
or Exercise
Price of
Derivative
Security
3.  Trans-
action
Date
(Month/
Day/
Year)
4.
Transaction
Code
(Instr. 8)
5.  Number of
Derivative
Securities
Acquired (A) or
Disposed of (D)
(Instr. 3, 4 and 5)
6.  Date
Exercisable and
Expiration Date
(Month/Day/Yea
r)
7.  Title and Amount of
Underlying Securities
(Instr. 3 and 4)
8.  Price of
Derivative
Security
(Instr. 5)
9.  Number of
Derivative
Securities
Beneficially
Owned at End
of Month
(Instr. 4)
10.
Ownership
Form of
Derivative
Security:
Direct (D)
or Indirect
(I)
(Instr. 4)
11. Nature of
Indirect
Beneficial
Ownership
(Instr. 4)





Code
V
(A)
(D)
Date
Exer-
cisable
Expir-
ation
Date
Title
Amount or
Number of
Shares






None





































































































Explanation of Responses:


** Intentional misstatements or omissions of facts constitute                          /s/ Phillip D. Miller   September 9, 2002
Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).   Name:  Phillip D. Miller          Date
                                                                                                                 Title:    Director

Note: File three copies of this Form, one of which must be manually signed.        **Signature of Reporting Person

If space provided is insufficient, see Instruction 6 for procedure.                                            Page 2
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